Exhibit 2.
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20 August 2002

RE: Studio Mouse

MEMORANDUM OF UNDERSTANDING


     1. Studio Mouse, LLC (hereinafter "the Company") is a 95% owned subsidiary of Trudy Corporation, 5% owned by .

     2. Chart Studio Publishing, (Pty.) LTD (hereinafter "Chart Studio") shall be paid for all design services rendered to the Company at cost.
               a. Existing invoices to be paid at the currently invoiced rates.
               b.   Future invoices to be preceded by statement of hourly costs.

     3. Chart Studio shall be paid for all expenses incurred on behalf of the Company. As of 30 June 2002, this includes:
               a.   a loan account value of $40,962.00 plus 5% interest.
               b.   Design service charges through 30 June 2001 of $25,137.00
               c.   Design service charges through 31 December 2001 of $3,942
               d.   Design service charges through 31 March 2002 of $26,763.00
               e. Any earned royalties based upon the license agreement between Chart Studio and the Company.

          The above expenses to be paid on or before 30 September 2002.

     4. In addition to the expenses invoiced to the Company as of 20 August 2002, Chart Studio shall also submit invoices in the amount of USD$25,000.00 for repayment.

     5. A long term loan shall exist in the accounts of the Company in favor of Chart Studio as of 20 August 2002, in the amount of USD$444,852.20, which is equivalent to 50% of the valuation of the Company's Good Will, less USD$25,000.00 referenced in Clause 4. The valuation of the Company's Good Will is calculated on 800% of the Company's Earnings Before Interest, Tax, Depreciation and Amortization.

     6. For a period of 24 months from 20 August 2002, Chart Studio shall have the option, including the right of first refusal, to buy 50% of the Company for the sum of USD$25,000.00 and 100% forgiveness of the long term loan to the Company of $444,852.00.

     7. If, after 24 months from 20 August 2002 Chart Studio is unwilling or unable to purchase 50% of the Company as outlined in Clause 6:
                    A. The Good Will of the Company will be reevaluated. This reevaluation shall be done:
                         I. At a rate of 900% of the Company's Earnings Before Interest, Tax, Depreciation, and Amortization.
                         II.  To include in the Company's General and
                              Administrative costs a base figure of 24% of Trudy Corporation's General and Administrative costs, including only: Rent, Electric and Gas, Telephone, Misc. Office supplies/equipment, IT support, Insurance and Real estate tax. This base percentage shall be increased commensurate with the Company's contribution to any increase in this expense.
                         III. To include in the Company's General and
                              Administrative costs the equivalent of 50% of the salary paid to by Trudy Corporation. To be reevaluated if necessary.
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                    B.   50% of the new valuation of the Good will, less
                         $25,000.00 shall replace the long term loan amount on the Studio Mouse books in favor of Chart Studio

     8. Such revised Long Term loan described in Clause 7(B) shall be repaid within 36 months of 20 August 2004.

     9. Further, Chart Studio shall not charge the Company for any auditing expense of staff salaries.

     10. An intellectual property/format/content set known as "48 Piece Puzzles" shall hereafter be a Chart Studio product.

     11. Chart Studio, Soundprints/Trudy Corporation and the Company shall all act in good faith to reasonably help Chart Studio in its endeavor to submit a favorable application for an equity participation in the Company by allowing the Company, where appropriate, to:
                    A. License content from Chart Studio and Soundprints/Trudy Corporation
                    B. Directly employ designers and contract for Chart Studio design services in South Africa.
                    C. License the Company's content to Chart Studio and Soundprints/Trudy Corporation.